EXHIBIT 99.1

  COMPUMED UNVEILS FUTURE DIRECTION AT RODMAN AND RENSHAW CONFERENCE NOVEMBER 8

                     COMPANY RELEASES LETTER TO SHAREHOLDERS

LOS ANGELES, NOVEMBER 8, 2006 -- COMPUMED, INC. (CMPD.OB) -- a medical informatics company leading the development of advanced imaging technology for cost effective analysis and monitoring - today released the following letter to shareholders by CompuMed CEO, Jerry McLaughlin, in conjunction with his presentation at the Rodman & Renshaw Conference.

Dear  Shareholders,

The world of healthcare is changing at a rapid pace. Medical funding is tightening up as costs soar due to the aging global population. As a result, healthcare providers are being asked to do more with less. Although large university medical centers always seem to obtain the equipment and staffing they need, less fortunate facilities have to "make do". We believe this environment provides an opportunity for CompuMed to further develop its existing technology and acquire new technologies that lend themselves to remote analysis - our core business.

CompuMed has the potential to become one of the world's leading providers of telecardiology and teleradiology services for hospitals, clinics, imaging centers and other healthcare providers. We are a pioneer in remote cardiac analysis, with years of experience now being applied to radiological images. We developed an innovative approach to the delivery of cardiology and radiology services by operating a centralized, state-of-the-art reading center featuring proprietary workflow technologies and analytics. Leveraging these technologies, CompuMed intends to significantly expand its service offerings in cardiology as well as related teleradiology sectors. The strategy is to provide a blend of scans and web-based applications that can be integrated seamlessly into our growing installed base of digital x-ray equipment and networks. In doing so, CompuMed will differentiate itself by its unique workflow and image analysis technologies, which provide a platform for specialized services to diagnose and monitor a wide spectrum of diseases including musculoskeletal (bone), cardiovascular and metabolic diseases.

New diagnostic cardiology and radiology procedures are continually being developed to diagnose urgent medical concerns. While this is good news for patients, the increase in emergency-related scans is putting the squeeze on an already limited pool of cardiologists and radiologists. Further stretching the pool of radiologists is the fact that more than 40% of scans occur at night, when fewer clinicians are available for reading. CompuMed is creating an innovative solution to address this widening shortage of highly trained clinicians. CompuMed's Los Angeles facility currently operates 24/7 to ensure that scans are evaluated by expert physicians, and we are planning to expand our services to provide analysis and over-reading services for emergency and acute care markets. Missing critical events in scans can be a matter of life and death for a patient, and a significant liability for a healthcare provider. CompuMed provides the contract service to address these issues.

As we look towards the future, it makes sense to take advantage of our existing technology platforms. The OsteoGram(R) technology lends itself to many other applications that can aid the radiologist and orthopedic surgeon in automating tedious, repetitive tasks. We plan to take full advantage of these opportunities and offer our applications on a per-use basis- just like our CardioGramTM.
Leveraging these capabilities, we are looking into accelerating CompuMed's growth through well executed acquisitions. We also have a distribution network of our products through leading Original Equipment Manufacturers (OEMs) including Kodak, Swissray and Fujifilm Medical USA. In addition, we are targeting expansion in key international markets, such as China through Kodak China.

Stay tuned to our web site in the months ahead as we begin to unfold the future of our dynamic company. I look forward to updating you regarding our new direction soon.

Sincerely,

Jerry  McLaughlin
President  and  CEO

About  CompuMed:

Founded in 1973, CompuMed, Inc. (CMPD.OB) is leading the development of advanced imaging and medical informatics solutions that provide cost effective analysis and monitoring. CompuMed focuses on cardiovascular and musculoskeletal diseases, as well as other diseases associated with aging populations. Its unique expertise in telemonitoring, imaging and analysis facilitates the development of new solutions and services designed to improve healthcare provider workflow and patient care, while reducing costs. CompuMed's core products are the OsteoGram(R) and CardioGramTM systems. The OsteoGram, which is cleared by the FDA for commercial use, is an accurate and precise technology for low-cost osteoporosis testing. The underlying OsteoGram technology will be applied to a suite of value-added applications, such as arthritis, vertebral fractures and scoliosis. The CardioGram system is one of the first telecommunication networks designed to remotely interpret electrocardiograms and is used by private practice, government and corporate healthcare providers nationwide. The CardioGram delivers online electrocardiogram interpretations within two minutes of receipt, and has the additional capability to automatically provide an over-read (i.e., follow- up review) by a cardiologist. CompuMed is headquartered in Los Angeles. Visit CompuMed at www.compumed.net.

This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, ability to raise capital, availability of appropriate acquisition candidates and/or business partnerships, economic conditions, impact of competition and pricing, capacity and supply constraints or difficulties, government regulation and other risks disclosed from time to time in our filings with the Securities and Exchange Commission. All such forward-looking statements, and whether made by or on behalf of the Company are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

CONTACT: Susan Tellem- Tellem Worldwide, +1 (310) 479-6111 x.15, stellem@tellem.com